Exhibit 99.1

MDU Communications Announces Reverse Stock Split

TOTOWA, NJ, December 9, 2010 – MDU Communications International, Inc. (OTC.BB: MDTV)  today announces that its Board of Directors has determined to proceed with a 1-for-10 share consolidation, or reverse stock split, effective today. The Company's shares of common stock will continue trading on the Over-the-Counter Bulletin Board (“OTC.BB”) and will begin trading on a split-adjusted basis upon approval by the Financial Industry Regulatory Authority ("FINRA"). The primary objective in effecting a reverse stock split at this time is to better position the Company for potential acquisitions and financings and to expand its listing options.

At the Company’s Annual General Meeting of Stockholders held on June 10, 2010, the stockholders voted to approve a proposal authorizing the Board of Directors of the Company to (i) effect a reverse split of the Company's shares of common stock at a ratio within a range of 1-for-5 and 1-for-10, as determined by the Board in its sole discretion, and (ii) amend the Company’s Certificate of Incorporation to reduce the number of authorized shares of common stock from 70 million to 35 million. As authorized, the Board has elected to effect a reverse split at a ratio of 1-for-10 and the stockholder-approved amendment to the Company’s Certificate of Incorporation has been filed reflecting the reduction in authorized shares and the reverse stock split of 1-for-10 effective today. After the reverse stock split, the Company will be authorized to issue up to 35 million shares of common stock, of which approximately 5,397,582 shares will be outstanding, excluding unexercised stock options and warrants and subject to adjustment for fractional shares.

At the effective time of the reverse stock split, every 10 of MDU Communications International, Inc.’s pre-split shares of common stock, will automatically be consolidated into 1 post-split share of common stock. The reverse stock split will not affect any stockholder's ownership percentage of the Company’s common stock, except for minimal changes resulting from the treatment of fractional shares. Outstanding stock incentive awards will also be adjusted to give effect to the reverse split and the shares available for future grants will be proportionately reduced.

Registered holders of Company common stock will receive a letter of transmittal shortly after the effective date with instructions for the exchange of stock certificates.  It is expected that the OTC.BB will append a "D" to the Company's ticker symbol once the shares begin trading on a split-adjusted basis to indicate the completion of the reverse split, and that after a 20 trading-day period following the commencement of trading on a split-adjusted basis, the ticker symbol will revert to "MDTV."

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 “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, including forward-looking statements relating to the Company’s reverse stock split.  Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements, including, but not limited to, FINRA’s review of the reverse stock split.  The Company does not undertake any obligation to update such forward-looking statements.